Exhibit 2.2

AMENDED AND

RESTATED

BYLAWS

OF

DELHI BANK CORP.

INDEX
TO
BYLAWS
OF
DELHI BANK CORP.

ARTICLE I – MEETINGS OF SHAREHOLDERS

Section 101.	Place of Meetings
Section 102.	Annual Meetings
Section 103.	Special Meetings
Section 104.	Conduct of Shareholders’ Meetings

ARTICLE II – DIRECTORS AND BOARD MEETINGS

Section 201.	Management by Board of Directors
Section 202.	Nomination for Directors
Section 203.	Directors must be Shareholders
Section 204.	Number of Directors
Section 205.	Vacancies
Section 206.	Compensation of Directors
Section 207.	Organization Meeting
Section 208.	Regular Meetings
Section 209.	Special Meetings
Section 210.	Participation without Physical Presence
Section 211.	Committees
Section 212.	Age Limitation

ARTICLE III – OFFICERS

Section 301.	Officers
Section 302.	Chairperson of the Board
Section 303.	President
Section 304.	Vice Presidents
Section 305.	Secretary
Section 306.	Treasurer
Section 307.	Assistant Officers
Section 308.	Compensation
Section 309.	General Powers

ARTICLE IV – INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 401.	Right to Indemnification
Section 402.	Authorization of Indemnification

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Section 403.	Right of Claimant to Bring Suit
Section 404.	Non-Exclusivity of Rights
Section 405.	Insurance
Section 406.	Severability

ARTICLE V – SHARES OF CAPITAL STOCK

Section 501.	Authority to Sign Share Certificates
Section 502.	Lost or Destroyed Certificates

ARTICLE VI – GENERAL

Section 601.	Fiscal Year
Section 602.	Record Date
Section 603.	Emergency Bylaws
Section 604.	Severability

ARTICLE VII – AMENDMENT OR REPEAL

Section 701.	Amendment or Repeal by the Board of Directors
Section 702.	Recording Amendments and Repeals

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BYLAWS

OF

DELHI BANK CORP.

ARTICLE I.	MEETINGS OF SHAREHOLDERS

Section 101. Place of Meetings. All meetings of the shareholders shall be held at such place or places, within or without the State of New York, as shall be determined by the Board of Directors from time to time.

Section 102. Annual Meetings. The annual meeting of the shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held at such date or hour as may be fixed by the Board of Directors. Any business which is a proper subject for shareholder action may be transacted at the annual meeting, regardless of whether the notice of the meeting contains any reference to the business, except as otherwise provided by applicable law.

Section 103. Special Meetings. Special meetings of the shareholders may be called at any time by the Board of Directors, the Chairperson of the Board, the President, or by the shareholders entitled to cast at least twenty-five percent (25%) of the vote which all shareholders are entitled to cast at the meeting.

Section 104. Conduct of Shareholders’ Meetings. The President shall preside at all shareholders’ meetings. In the absence of the President, the Vice President shall preside or, in his/her absence, any officer designated by the Board of Directors. The officer presiding over the shareholders’ meeting may establish such rules and regulations for the conduct of the meeting as he/she may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting. Unless the officer presiding over the shareholders’ meeting otherwise requires, shareholders need not vote by ballot on any question.

ARTICLE II.	DIRECTORS AND BOARD MEETINGS

Section 201. Management by Board of Directors. The business and affairs of the corporation shall be managed by its Board of Directors. The Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute, regulation, the Certificate of Incorporation or these Bylaws directed or required to be exercised or done by the shareholders.

Section 202. Nomination for Directors. Nominations for directors to be elected at an annual meeting of shareholders, except those made by the Board of Directors of the Corporation, must be submitted to the Secretary of the Corporation in writing not less than 20 days nor more than 50 days immediately preceding the date of the meeting. Such notification shall contain the following information to the extent known to the notifying shareholder; (a) name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of the Corporation that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of the Corporation owned by the notifying shareholder. Nominations not made in accordance herewith may be disregarded by the presiding officer of the meeting in his/her discretion.

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Section 203. Directors must be Shareholders. Every director must be a shareholder of the Corporation and shall own in his/her own right the number of shares (if any) required by law in order to qualify as such director. Any director shall forthwith cease to be a director when he/she no longer holds such shares, which fact shall be reported to the Board of Directors by the Secretary, whereupon the Board of Directors shall declare the seat of such director vacated.

Section 204. Number of Directors. The Board of Directors shall consist of not less than six nor more than twelve directors, the exact number to be fixed and determined from time to time by resolution of a majority of the full Board of Directors.

Section 205. Vacancies. Vacancies in the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board, even though less than a quorum. Increases in the Board of Directors between annual meetings of shareholders shall be limited to not more than two members per year. If the vacancy is due to an increase in the number of directors a majority of the members of the Board of Directors shall designate such directorship.

Section 206. Compensation of Directors. No director shall be entitled to any salary as such; but the Board of Directors may fix, from time to time, a reasonable annual fee for acting as a director and a reasonable fee to be paid each director for his/her services in attending meetings of the Board and meetings of the committees appointed by the Board. The Corporation may reimburse directors for expenses related to their duties as a member of the Board.

Section 207. Organization Meetings. The President or Secretary, upon receiving the result of any election, shall notify the directors-elect of their election and of the time at which they are required to meet for the purpose of organizing the new Board and electing and appointing officers of the Corporation for the succeeding year. Such meeting shall be held on the day of the election or as soon thereafter as practicable, and, in any event within thirty days. If, at the time fixed for such meetings, there shall not be a quorum present, the directors present may adjourn the meeting, from time to time, until a quorum is obtained.

Section 208. Regular Meetings. Regular meetings of the Board of Directors shall be held on such day, at such hour, and at such place, consistent with applicable law, as the Board shall from time to time designate or as may be designated in any notice from the Secretary calling the meeting. Notice need not be given of regular meetings of the Board of Directors which are held at the time and place designated by the Board of Directors. If a regular meeting is not to be held at the time and place designated by the Board of Directors, notice of such meeting which need not specify the business to be transacted and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of the meeting.

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A majority of the members of the Board of Directors shall constitute a quorum for the transaction of business. If at the time fixed for the meeting, including the meeting to organize the new Board following the annual meeting of shareholders, a quorum is not present, the directors in attendance may adjourn the meeting from time to time until a quorum is obtained.

Except as otherwise provided herein, a majority of those directors present and voting at any meeting of the Board of Directors, shall decide each matter considered. A director cannot vote by proxy, or otherwise act by proxy at a meeting of the Board of Directors.

Section 209. Special Meetings. Special meetings of the Board of Directors may be called by the Chairperson of the Board, the President or at the request of three or more members of the Board of Directors. A special meeting of the Board of Directors shall be deemed to be any meeting other than the regular meeting of the Board of Directors. Notice of the time and place of every special meeting, which need not specify the business to be transacted and which may be either verbal or in writing, shall be given by the Secretary to each member of the Board at least twenty-four hours before the time of such meeting excepting the Organization Meeting following the election of directors.

Section 210. Participation Without Physical Presence. One or more directors may participate in a meeting of the Board of Directors, or of a Committee of the Board by means of a conference telephone or similar communication equipment, by means of which all persons participating in the meeting can hear each other. Participation by such means shall constitute presence in person at a meeting.

Section 211. Committees. The Board of Directors may establish, by majority vote, executive and other committees to act on its behalf. These committees, which shall consist of three or more Directors (along with any alternate members selected by the Board), may be altered or disbanded by subsequent Board resolution. Committees established under this section may be authorized to act on behalf of the Board in any matter not specifically prohibited by New York State Business Corporation Law § 712.

Section 212. Age Limitation. No director of the Corporation nor nominee for director of the Corporation may serve as a director, be re-elected or re-appointed, or stand for election as a director of the Corporation beyond the annual meeting of the Corporation following such director or nominee having attained the age of 75 years.

ARTICLE III.	OFFICERS

Section 301. Officers. The officers of the corporation shall be a Chairperson of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers and assistant officers as the Board of Directors may from time to time deem advisable. Except for the President, Secretary and Treasurer, the Board may refrain from filling any of the offices at any time. The same individual may hold any two or more offices except the offices of President and Secretary. The officers shall be elected by the Board of Directors at the annual organization meeting, in the manner and for such terms as the Board of Directors from time to time shall determine. Any officer may be removed at any time, with or without cause, and regardless of the term for which such officer was elected, but without prejudice to any contract right of such officer. Each officer shall hold his/her office for the current year for which he/she was elected or appointed by the Board unless he/she shall resign, become disqualified, or be removed at the pleasure of the Board of Directors.

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Section 302. Chairperson of the Board. The Board of Directors may elect a Chairperson of the Board at the organization meeting of the Board following each annual meeting of shareholders at which directors are elected. The Chairperson of the Board shall be a member of the Board of Directors and shall preside at the meetings of the Board and perform such other duties as may be prescribed by the Board of Directors.

Section 303. President. The President shall have general supervision of all of the departments and business of the Corporation and shall prescribe the duties of the other officers and employees and see to the proper performance thereof. The President shall be responsible for having all orders and resolutions of the Board of Directors carried into effect. The President shall execute on behalf of the Corporation and may affix or cause to be affixed a seal to all authorized documents and instruments requiring such execution, except to the extent that signing and execution shall have been delegated to some other officer or agent of the Corporation by the Board of Directors or by the President. The President may also be Chief Executive Officer, if the Board determines it is in the best interest of the Corporation to establish such office from time to time, and a member of the Board of Directors. In the absence or disability of the Chairperson of the Board or his/her refusal to act, the President shall preside at meetings of the Board. In general, the President shall perform all duties and exercise all the powers and authorities incident to such office or as prescribed by the Board of Directors.

Section 304. Vice Presidents. The Vice Presidents shall perform such duties, do such acts and be subject to such supervision as may be prescribed by the Board of Directors or the President. In the event of the absence or disability of the President or his/her refusal to act, the Vice Presidents, in order of their rank, and within the same rank in the order of their authority, shall perform the duties and have the powers and authorities of the President, except to the extent inconsistent with applicable law.

Section 305. Secretary. The Secretary shall act under the supervision of the President or such other officers as the President may designate. Unless a designation to the contrary is made at a meeting, the Secretary shall attend all meetings of the Board of Directors and all meetings of the shareholders and record all of the proceedings of such meetings in a book to be kept for that purpose, and shall perform like duties for the standing Committees when required by these Bylaws or otherwise. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and of the Board of Directors. The Secretary shall keep a seal of the Corporation, and, when authorized by the Board of Directors or the President, cause it to be affixed to any documents and instruments requiring it. The Secretary shall keep accurate and complete records of the ownership of shares of the Corporation. The Secretary shall perform such other duties as may be prescribed by the Board of Directors, President, or such other supervising officer as the President may designate.

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Section 306. Treasurer. The Treasurer shall act under the supervision of the President or such other officer as the President may designate. The Treasurer shall have custody of the Corporation’s funds and perform such other duties as may be prescribed by the Board of Directors, President or such other supervising officer as the President may designate.

Section 307. Assistant Officers. Unless otherwise provided by the Board of Directors, each assistant officer shall perform such duties as shall be prescribed by the Board of Directors, the President or the officer to whom he/she is an assistant. In the event of the absence or disability of an officer or his/her refusal to act, his/her assistant officers shall, in the order of their rank, and within the same rank in the order of their seniority, have the powers and authorities of such officer.

Section 308. Compensation. The salaries and compensation of all officers and assistant officers shall be fixed by or in the manner designated by the Board of Directors.

Section 309. General Powers. The officers are authorized to do and perform such corporate acts as are necessary in the carrying on of the business of the Corporation, subject always to the direction of the Board of Directors.

ARTICLE IV.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 401. Rights of Indemnification. Any person who was, is, or is threatened to be made a party to any action or proceeding, whether civil or criminal (including an action by or in the right of this Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which any Director or officer of this Corporation served in any capacity at the request of this Corporation), by reason of the fact that he/she, his/her testator or intestate, is or was a Director or officer of this Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, shall be indemnified by this Corporation against all judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred in connection with the defense or appeal of any such action or proceeding, and against any other amounts, expenses and fees similarly incurred; provided that no indemnification shall be made to or on behalf of any Director or officer where indemnification is prohibited by applicable law. This right of indemnification shall include the right of a Director or officer to receive payment from this Corporation for expenses incurred in defending or appealing any such action or proceeding in advance of its final disposition; provided that the payment of expenses in advance of the final disposition of an action or proceeding shall be made only upon delivery to this Corporation of an undertaking by or on behalf of the Director or officer to repay all amounts so advanced if it should be determined ultimately that the Director or officer is not entitled to be indemnified. The preceding right of indemnification shall be a contract right enforceable by the Director or officer with respect to any claim, cause of action, action or proceeding accruing or arising while this bylaw shall be in effect.

Section 402. Authorization of Indemnification. Any indemnification provided for by Section 401 shall be authorized in any manner provided by applicable law or, in the absence of such law;

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(a)	By the Board of Directors acting by a quorum of Directors who are not parties to such action or proceeding, upon a finding that there has been no judgment or other final adjudication adverse to the Director or officer which establishes that his acts were committed in bad faith or were the result of active or deliberate dishonesty and were material to the cause of action so adjudicated, or that the person gained in fact a financial profit or other advantage to which he/she was not legally entitled, or

(b)	If a quorum under clause (a) is not obtainable,

(i)	By the Board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because there has been no such judgment or other final adjudication adverse to the Director or officer, or

(ii)	By the shareholders upon a finding that there has been no such judgment or other final adjudication adverse to the Director or officer.

Section 403. Right of Claimant to Bring Suit. If a claim of indemnification is not paid in full by this Corporation within ninety days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to recover the expenses of prosecuting such claim.

Section 404. Non-Exclusivity of Rights. The rights conferred on any person under this Article shall not be exclusive of any other right which may exist under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested Directors, or otherwise.

Section 405. Insurance. Subject to the laws of New York, this Corporation may maintain insurance, at its expense, to protect itself and any Director, officer, employee or agent of the Corporation against any expense, liability or loss of the general nature contemplated by this section, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the laws of New York.

Section 406. Severability. It is the intent of this Corporation to indemnify its officers and Directors to the fullest extent authorized by the laws of New York as they now exist or may hereafter be amended. If any portion of this Article shall for any reason be held invalid or unenforceable by judicial decision or legislative amendment, the valid and enforceable provisions of this Article will continue to be given effect and shall be construed so as to provide the broadest indemnification permitted by law.

ARTICLE V.	SHARES OF CAPITAL STOCK

Section 501. Authority to Sign Share Certificates. Every share certificate of the Corporation shall be signed by the President and by the Secretary, Assistant Secretary or the Treasurer or an Assistant Treasurer.

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Section 502. Lost or Destroyed Certificates. Any person claiming a share certificate to be lost, destroyed or wrongfully taken shall receive a replacement certificate if such person shall have:

(a)	requested such replacement certificate before the Corporation has received written notice that the shares have been acquired by a bona fide purchaser;

(b)	provided the Corporation with an indemnity agreement satisfactory in form and substance to the Board of Directors, or the President or the Secretary; and,

(c)	satisfied any other reasonable requirements (including providing an affidavit and a surety bond) fixed by the Board of Directors, or the President or the Secretary.

ARTICLE VI.	GENERAL

Section 601. Fiscal Year. The fiscal year of the Corporation shall begin the first day of January in each year and end on the thirty-first day of December each year.

Section 602. Record Date. The Board of Directors may fix any time whatsoever (but not less than ten nor more than fifty days) prior to the date of any meeting of shareholders, or the date for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, or to vote at, any such meetings, or entitled to receive payment of any such dividend or distribution or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversation or exchange of shares.

Section 603. Emergency Bylaws. In the event of any emergency resulting from a nuclear attack or similar disaster, and during the continuance of such emergency, the following Bylaw provision shall be in effect, notwithstanding any other provisions of the Bylaws:

(a)	A meeting of the Board of Directors or of any committee thereof may be called by an officer or director upon one hours notice to all persons entitled to notice whom, in the sole judgment of the notifier, it is feasible to notify;

(b)	The director or directors in attendance at the meeting of the Board of Directors or of any Committee thereof shall constitute a quorum; and

(c)	These Bylaws may be amended or repealed, in whole or in part, by a majority vote of the directors attending any meeting of the Board of Directors, provided such amendment or repeal shall be effective for the duration of such emergency.

Section 604. Severability. If any provision of these Bylaws is illegal or unenforceable as such, such illegality or unenforceability shall not affect any other provision of these Bylaws and such other provisions shall continue in full force and effect.

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ARTICLE VII.	AMENDMENT OR REPEAL

Section 701. Amendment or Repeal by the Board of Directors. These Bylaws may be amended or repealed, in whole or in part, by a majority vote of members of the Board of Directors at any regular or special meeting of the Board duly convened. Notice need not be given of the purpose of the meeting of the Board of Directors at which the amendment or repeal is to be considered.

Section 702. Recording Amendments and Repeals. The text of all amendments and repeals to these Bylaws shall be attached to the Bylaws with a notation of the date and vote of such amendment or repeal.

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